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                                                                     Exhibit 5.1



                                November 9, 2000



David A. Cohen
Chief Executive Officer
Five Greentree Centre
Suite 311
Marlton, NJ  08053

Dear David:

                  I am counsel to MedQuist Inc. (the "Corporation") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 2,750,000 additional shares of common stock, no par value per share (the "Common Stock"), by the Corporation pursuant to the Corporation's Stock Option Plan of 1992 (the "Plan"). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K.

                  In rendering this opinion, I have examined the following documents: (i) the Corporation's Amended and Restated Certificate of Incorporation and Bylaws, (ii) the Corporation's minute books and certain resolutions adopted by the Board of Directors relating to the approval of the Plan increasing the number of shares which may be issued under the Plan, (iii) resolutions by the shareholders approving the increase of the number of shares which may be issued under the Plan, (iv) the Plan, and (v) the Registration Statement and the Prospectus relating to the Plan. I have assumed and relied, as to the questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

                  I have not made any independent investigation in rendering this opinion other than the document examination described. My opinion is, therefore, qualified in all respects by the scope of that document examination. I make no representation as to the sufficiency of my investigation for your purposes. This opinion is limited to the laws of the State of New Jersey. In rendering this opinion I have assumed (i) compliance with all other laws, including federal laws and (ii) compliance with all New Jersey securities and antitrust laws.
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                  Based upon and subject to the foregoing, I am of the opinion that:

                  The 2,750,000 additional shares of Common Stock of the Corporation which are being offered by the Corporation pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

                  The opinion expressed in this letter is subject in all respects to the following qualifications: (i) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief, (ii) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies, and (iii) the effect of applicable law and court decisions which may now or hereafter limit render unenforceable certain of your rights and remedies.

                  This opinion is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, in addition to the qualifications, exceptions and limitations specifically set forth herein and this opinion should be read in conjunction therewith. In the event of any inconsistency between the qualification, exception and limitations of the Accord and those specifically set forth herein, the more restrictive qualifications, exceptions and limitations shall control.

                  This opinion is given as of the date hereof. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

                  This opinion is not intended to be relied upon by any individual or entity other than you, or to be distributed without my prior written consent. I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus, as amended.

                                   Sincerely,


                                   John M. Suender